PEOPLE INCORPORATED REPORTS Q3 2026

•People Inc. drove its 12th consecutive quarter of Digital revenue growth with total operating income of $37 million and Adjusted EBITDA of $70 million
•On October 29, 2026, People Inc. executed staffing reductions to better align the business with strategic growth priorities and expects to incur an estimated $15-$20 million in severance and employee separation benefits expense in Q4 2026
•People Incorporated (the “Company”) year-to-date net cash from continuing operations increased $105 million to $106 million and Free Cash Flow increased $93 million to $80 million; $1.3 billion cash and cash equivalents as of September 30, 2026
•The Company has 12.5 million shares remaining under its share repurchase authorizations
•Emerging & Other revenue increased 21% driven by 39% growth at The Daily Beast and 18% at Vivian Health
•The Company completed the sale of its Limited Partner stake in a third-party fund generating $185 million of net proceeds in the quarter and continues to make progress toward reducing annual Corporate operating expense to approximately $45 million on a run-rate basis by the end of Q1 2027

NEW YORK— November 2, 2026—People Incorporated (NASDAQ: PPLI) released its third quarter results today and separately posted a Q3 2026 earnings presentation. These materials can be found in the Financials section of its website at ir.people-incorporated.com.

“We’re continuing the course we laid out last year: simplify the company around People Inc. and our MGM Resorts investment. With ample capital, we’re well positioned to invest in our own stock and pursue opportunities for value creation,” said Barry Diller, Chairman and Senior Executive of People Incorporated.

Continued Mr. Diller, “People Inc. continues to be a durable generator of cash flow, focused on turning the power of its brands into vibrant new businesses. Our conviction in MGM is undiminished.”

PEOPLE INCORPORATED SUMMARY RESULTS
($ in millions except per share amounts)

	Q3 2026	Q3 2025	Growth

Revenue	$430.8	$447.1	-4%
Operating loss	(3.0)	(27.2)	89%
Unrealized (loss) gain on investment in MGM Resorts International	(1,119.9)	17.5	NM
Net loss	(687.5)	(21.9)	NM
Diluted loss per share	(9.15)	(0.27)	NM
Adjusted EBITDA	54.8	55.1	-1%
See reconciliations of GAAP to non-GAAP measures beginning on page 16.

Q3 2026 SUMMARY

•People Inc.
◦Q3 2026 Digital revenue increased 2% to $289 million driven by 15% Non-session-based revenue growth (including 49% Licensing and other growth), partially offset by 6% Session-based revenue declines reflecting an accelerated impact from AI-oriented search and content discovery experiences during the quarter.

◦Q3 2026 Digital operating income increased 27% to $49 million and Adjusted EBITDA decreased 2% to $72 million with Adjusted EBITDA margins of 25%.
◦Q3 2026 Total People Inc. operating income was $37 million and Adjusted EBITDA was $70 million.
◦For the nine months ended September 30, 2026, People Inc. net cash from operations increased $95 million to $152 million and Free Cash Flow increased $83 million to $127 million.

•Capital Allocation
◦For the nine months ended September 30, 2026, the Company’s net cash from operations attributable to continuing operations increased $105 million to $106 million and Free Cash Flow increased $93 million to $80 million.
◦As of September 30, 2026, the Company had $1.3 billion in cash and cash equivalents, of which $372 million was held at People Inc.
◦As of October 30, 2026, the Company had 12.5 million shares remaining under its share repurchase authorizations.
◦On August 4, 2026, the Company completed the sale of its Limited Partner stake in a third-party fund for approximately $185 million, net of transaction costs, resulting in a pre-tax gain of $175 million.

•Emerging & Other
◦Q3 2026 revenue increased 21% to $21 million due to 39% growth at The Daily Beast and 18% growth at Vivian Health (accelerating from 12% in Q2 2026).
◦Q3 2026 operating income improved to $4 million versus a loss of $21 million in Q3 2025 driven by the inclusion of $21 million in legal fees and settlement expenses related to a legacy business legal matter in Q3 2025 and $2 million higher Adjusted EBITDA driven by The Daily Beast and Vivian Health.

•See the FY 2026 outlook detail and commentary on page 15.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2026	Q3 2025	Growth
Revenue
People Inc.	$409.9	$429.8	-5%
Emerging & Other	21.0	17.3	21%
Total Revenue	$430.8	$447.1	-4%
Operating income (loss)
People Inc.	$37.2	$28.5	30%
Emerging & Other	3.6	(20.8)	NM
Corporate	(43.9)	(35.0)	-26%
Total Operating loss	$(3.0)	$(27.2)	89%
Adjusted EBITDA
People Inc.	$70.4	$75.7	-7%
Emerging & Other	3.8	1.3	187%
Corporate	(19.4)	(22.0)	12%
Total Adjusted EBITDA	$54.8	$55.1	-1%

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q3 2026	Q3 2025	Growth
Revenue
Digital	$288.5	$283.2	2%
Print	127.6	152.6	-16%
Intersegment eliminations	(6.3)	(5.9)	-6%
Total	$409.9	$429.8	-5%

•Revenue of $409.9 million decreased 5% year-over-year reflecting:

◦2% Digital revenue growth reflecting:

▪Licensing and other revenue increased 49% due primarily to improved performance from Apple News+ and other content syndication partners as well as from the contribution of the Meta content partnership (signed in Q4 2025)

▪Performance marketing revenue increased 2%, driven by 4% affiliate commerce growth primarily resulting from higher transaction volumes

▪Advertising revenue decreased 8% year-over-year due to:
•Lower premium advertising revenue due to declines in premium programmatic volume and declines from a legacy agency business, partially offset by direct-sold growth primarily from the Health and Pharmaceuticals, Beauty and Style, and Food and Beverage categories driven primarily by Non-session-based revenue streams
•Lower open programmatic advertising revenue due to lower impression volumes driven by a 26% decline in Core Sessions, due primarily to AI-oriented search and content discovery experiences, partially offset by higher rates

◦16% Print revenue declines driven by the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q3 2026	Q3 2025	Growth
Operating income (loss)
Digital	$48.7	$38.4	27%
Print	3.7	1.0	263%
Other (unallocated corporate costs)	(15.1)	(10.9)	-39%
Total	$37.2	$28.5	30%
Adjusted EBITDA
Digital	$72.0	$73.2	-2%
Print	8.3	12.2	-32%
Other (unallocated corporate costs)	(9.9)	(9.7)	-2%
Total	$70.4	$75.7	-7%

•Operating income of $37.2 million increased 30% reflecting:

•Digital operating income increased 27% to $48.7 million reflecting:
◦The inclusion of $8.3 million severance and related expenses in Q3 2025
◦$3.1 million lower amortization of intangibles
◦Adjusted EBITDA decreased 2% to $72.0 million due primarily to higher selling and marketing expense primarily related to Performance marketing revenue, as well as higher certain compensation and software license and maintenance costs, partially offset by the revenue growth

•Print operating income increased 263% to $3.7 million reflecting:
◦The inclusion of $5.8 million severance and related expenses in Q3 2025
◦$0.3 million lower depreciation
◦Adjusted EBITDA declined 32% to $8.3 million due to the lower revenue, partially offset by lower operating expenses resulting from continued cost rationalization

•Other (unallocated corporate costs) operating loss increased 39% to $15.1 million reflecting:
◦The inclusion of a $5.2 million gain from a lease amendment in Q3 2025 related to surrendering certain office space early
◦$0.7 million higher costs in Q3 2026 related to People Inc.’s antitrust litigation against Google
◦Adjusted EBITDA loss increased 2% to $9.9 million
◦The inclusion of $1.0 million severance and related expenses in Q3 2025
◦$1.6 million lower stock-based compensation expense

Emerging & Other
•Revenue increased 21% to $21.0 million reflecting:
◦39% higher revenue from The Daily Beast driven primarily by advertising, content licensing and subscription revenue growth
◦18% higher revenue from Vivian Health driven by increased subscription and usage revenue, due in part to the contribution from its AI Assistant subscription product launched in Q4 2025

•Operating income of $3.6 million compared to a loss of $20.8 million in Q3 2025 reflecting:
◦The inclusion of $21.4 million in legal fees and settlement expenses in Q3 2025 for litigation related to a legacy business that concluded in Q3 2025
◦Adjusted EBITDA increased $2.5 million to $3.8 million driven by higher Adjusted EBITDA at both The Daily Beast and Vivian Health
◦$0.5 million lower stock-based compensation expense

Corporate

•Operating loss increased $8.9 million to $43.9 million reflecting:
◦$12.1 million higher stock-based compensation expense due primarily to the acceleration and modification of employee awards related to the consolidation of corporate functions with those of the People Inc. business
◦$1.0 million higher severance and related expenses due primarily to the above-mentioned consolidation of corporate functions
◦$0.7 million higher transaction-related costs
◦Adjusted EBITDA losses decreased 12% to $19.4 million due primarily to lower professional fees, maintenance expense and certain compensation expense
◦$2.2 million lower costs related to litigation matters

Investment in MGM

The Company holds 66.8 million shares of MGM, which were purchased for $1.3 billion, and were valued at $2.0 billion as of October 30, 2026. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

On October 27, 2026, the Company, Mr. Diller and MGM amended an existing voting agreement to include, among other things, a commitment to not acquire MGM stock if doing so would cause the Company’s and Mr. Diller’s collective ownership to exceed 29.9%.

Other income (expense), net
On August 4, 2026, the Company completed the sale of its Limited Partner stake in a third-party fund to a group of private investors for proceeds, net of transaction costs, of $185.1 million, resulting in a pre-tax gain of $174.9 million.
Q3 2025 Other expense, net included $32.6 million due to an adverse jury verdict on October 24, 2025 related to a gain recorded in 2015 associated with a real estate transaction. A $34.3 million net, non-operating gain was recorded in Other income (expense) at that time, and the proceeds have been held in escrow since the transaction occurred in 2015. In Q4 2025, a $13.4 million reduction in the $32.6 million loss was recorded following the court’s ruling in Q4 2025 that the plaintiffs are not entitled to statutory prejudgment interest.

Income Taxes
The Company recorded an income tax benefit of $278.4 million in Q3 2026 for an effective tax rate of 29%, which was higher than the statutory rate due primarily to the realization of a capital loss and state taxes. In Q3 2025, the Company recorded an income tax benefit of $3.1 million for an effective tax rate of 6%, which was lower than the statutory rate due primarily to non-deductible compensation expenses and state taxes, partially offset by excess tax benefits generated from exercising stock-based awards and research credits.

Free Cash Flow

For the nine months ended September 30, 2026, net cash provided by operating activities attributable to continuing operations was $105.6 million, an increase of $105.5 million from net cash provided by operating activities attributable to continuing operations for the nine months ended September 30, 2025. Free Cash Flow increased $92.8 million to positive $80.2 million due primarily to the inclusion of $47.4 million of payments in 2025 at People Inc. related to a lease amendment to surrender certain office space and higher Adjusted EBITDA, partially offset by higher capital expenditures due to leasehold improvements in connection with the optimization of the remaining space under certain amended leases.

	Nine months ended September 30,
($ in millions, rounding differences may occur)	2026	2025
Net cash provided by operating activities attributable to continuing operations	$105.6	$0.1
Capital expenditures	(25.3)	(12.6)
Free cash flow	$80.2	$(12.5)

CONFERENCE CALL
People Incorporated will host a conference call to answer questions regarding its third quarter results on Tuesday, November 3, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of People Incorporated’s business. The conference call will be accessible to the public at ir.people-incorporated.com along with the Q3 2026 earnings presentation and a subsequent recording of the webcast.

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2026:
•The Company had 75.0 million shares of common stock and Class B common stock outstanding.
•The Company had $1.3 billion in cash and cash equivalents of which the Company (excluding People Inc.) held $946.4 million and People Inc. held $372.4 million.
•The Company had $1.4 billion in long-term debt, which is the obligation of People Inc.
◦As of September 30, 2026, People Inc. had a weighted average maturity of 5.0 years and weighted average borrowing cost of 7.0%.
◦As of September 30, 2026, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing People Inc. and the Company with increased financial flexibility.
•The Company owned 66.8 million shares of MGM.

On June 16, 2026, the Company’s Board of Directors approved an authorization for the Company to repurchase an additional 10 million shares of the Company’s Common Stock. As of October 30, 2026, the Company had 12.5 million shares remaining under its share repurchase authorization.
Share repurchases may be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q3 2026	Q3 2025	Growth

People Inc.
Revenue
Advertising revenue	$161.9	$175.3	-8%
Performance marketing revenue	73.9	72.4	2%
Licensing and other revenue	52.7	35.4	49%
Total Digital Revenue	$288.5	$283.2	2%
Print Revenue	127.6	152.6	-16%
Intersegment eliminations	(6.3)	(5.9)	-6%
Total Revenue	$409.9	$429.8	-5%

Digital Session-based Revenue	$163.6	$174.2	-6%
Digital Non-session-based Revenue	125.0	109.0	15%
Total Digital Revenue	$288.5	$283.2	2%

Digital metrics
Total Sessions (in millions)	1,794	2,377	-25%
Core Sessions (in millions)	1,613	2,168	-26%

Emerging & Other
Vivian Health Revenue	$12.3	$10.4	18%
The Daily Beast Revenue	8.0	5.8	39%
See metric definitions on page 21

DILUTIVE SECURITIES
People Incorporated has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 10/30/26	Dilution at:

Share Price			$35.62	$40.00	$45.00	$50.00	$55.00

Absolute Shares as of 10/30/26	75.0		75.0	75.0	75.0	75.0	75.0

RSUs and PSUs	2.3		0.9	0.9	0.9	0.9	0.9
Options	0.2	$12.64	0.0	0.0	0.0	0.0	0.0
Total Dilution			0.9	0.9	0.9	0.9	0.9
% Dilution			1.2%	1.2%	1.2%	1.2%	1.2%
Total Diluted Shares Outstanding			75.9	75.9	75.9	75.9	75.9
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase People Incorporated shares. Assuming all awards were exercised or vested on October 30, 2026, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $32.4 million (of which approximately 55% would be payable for awards currently vested and those vesting on or before October 30, 2027), assuming a stock price of $35.62 and a 50% withholding rate.

GAAP FINANCIAL STATEMENTS
PEOPLE INCORPORATED CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenue	$430,820	$447,115	$1,273,353	$1,301,719
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	155,686	171,852	464,162	488,769
Selling and marketing expense	118,827	130,132	361,765	385,470
General and administrative expense	96,552	108,101	312,554	246,019
Product development expense	34,339	33,519	102,657	100,994
Depreciation	9,226	8,235	24,044	26,744
Amortization of intangibles	19,237	22,521	57,321	67,357
Total operating costs and expenses	433,867	474,360	1,322,503	1,315,353
Operating loss	(3,047)	(27,245)	(49,150)	(13,634)
Interest expense	(26,048)	(27,636)	(77,771)	(93,117)
Unrealized (loss) gain on investment in MGM Resorts International	(1,119,943)	17,476	(364,256)	648
Other income (expense), net	185,770	(18,447)	210,400	(8,019)
Loss from continuing operations before income taxes	(963,268)	(55,852)	(280,777)	(114,122)
Income tax benefit	278,368	3,108	111,130	3,515
Net loss from continuing operations	(684,900)	(52,744)	(169,647)	(110,607)
Loss on the sale of Care.com, net of income taxes	—	—	(78,300)	—
(Loss) earnings from discontinued operations, net of income taxes	(160)	31,007	56	84,935
Net loss	(685,060)	(21,737)	(247,891)	(25,672)
Net earnings attributable to noncontrolling interests	(2,431)	(142)	(4,631)	(1,560)
Net loss attributable to People Incorporated shareholders	$(687,491)	$(21,879)	$(252,522)	$(27,232)

Per share information from continuing operations:
Basic loss per share	$(9.15)	$(0.66)	$(2.31)	$(1.36)
Diluted loss per share	$(9.15)	$(0.66)	$(2.31)	$(1.36)

Per share information attributable to People Incorporated common stock and Class B common stock shareholders:
Basic loss per share	$(9.15)	$(0.27)	$(3.34)	$(0.34)
Diluted loss per share	$(9.15)	$(0.27)	$(3.34)	$(0.34)

Stock-based compensation expense by function:
Cost of revenue	$291	$377	$819	$1,151
Selling and marketing expense	627	930	2,250	2,511
General and administrative expense	23,606	13,752	71,352	6,907
Product development expense	558	818	2,070	2,228
Total stock-based compensation expense	$25,082	$15,877	$76,491	$12,797

PEOPLE INCORPORATED CONSOLIDATED BALANCE SHEET
($ in thousands except par value amounts)

	September 30, 2026	December 31, 2025

ASSETS
Cash and cash equivalents	$1,318,784	$941,311
Accounts receivable, net	336,042	409,809
Other current assets	101,179	97,913
Current assets of discontinued operations	27	95,716
Total current assets	1,756,032	1,544,749

Buildings, land, equipment, leasehold improvements and capitalized software, net	285,005	284,394
Goodwill	1,507,959	1,508,030
Intangible assets, net of accumulated amortization	338,588	394,381
Investment in MGM Resorts International	2,074,834	2,401,858
Long-term investments	394,277	409,240
Other non-current assets	205,029	222,870
Non-current assets of discontinued operations	—	429,395
TOTAL ASSETS	$6,561,724	$7,194,917

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$24,500
Accounts payable, trade	34,742	29,859
Deferred revenue	23,102	19,026
Accrued expenses and other current liabilities	353,871	391,368
Current liabilities of discontinued operations	2,175	96,114
Total current liabilities	438,390	560,867

Long-term debt, net	1,384,664	1,401,324
Deferred income taxes	94,654	208,624
Other long-term liabilities	196,040	226,422
Non-current liabilities of discontinued operations	—	8,657

Redeemable noncontrolling interests	12,029	25,264

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	6,004,397	5,959,692
Accumulated deficit	(895,522)	(643,000)
Accumulated other comprehensive loss	(13,719)	(11,842)
Treasury stock	(704,056)	(571,032)
Total People Incorporated shareholders' equity	4,391,109	4,733,827
Noncontrolling interests	44,838	29,932
Total shareholders' equity	4,435,947	4,763,759
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,561,724	$7,194,917

PEOPLE INCORPORATED CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Nine Months Ended September 30,
	2026	2025

Cash flows from operating activities attributable to continuing operations:
Net loss	$(247,891)	$(25,672)
Less: Loss on the sale of Care.com, net of income taxes	(78,300)	—
Less: Earnings from discontinued operations, net of income taxes	56	84,935
Net loss attributable to continuing operations	(169,647)	(110,607)
Adjustments to reconcile net loss attributable to continuing operations to net cash provided by operating activities attributable to continuing operations:
Unrealized loss (gain) on investment in MGM Resorts International	364,256	(648)
Stock-based compensation expense	76,491	12,797
Amortization of intangibles	57,321	67,357
Depreciation	24,044	26,744
Non-cash lease expense (including right-of-use asset impairments)	22,845	25,472
Net (gains) losses on sales of investments and businesses and downward adjustments to the carrying value of equity securities without readily determinable fair values	(170,375)	18,845
Deferred income taxes	(111,653)	(6,567)
Gain on sale of an unutilized domain name	(7,500)	—
Loss related to the allocation of a disputed gain on a real estate transaction	—	32,600
Net gains on amendments and early terminations of lease agreements	—	(42,193)
Other adjustments, net	4,101	8,729
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	69,720	50,406
Other assets	1,916	(8,440)
Operating lease liabilities	(32,149)	(77,804)
Accounts payable and other liabilities	(26,179)	3,262
Income taxes payable and receivable	(1,358)	(2,822)
Deferred revenue	3,749	2,957
Net cash provided by operating activities attributable to continuing operations	105,582	88
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(25,337)	(12,633)
Net proceeds from the sale of Care.com	300,241	—
Purchase of MGM Resorts International common shares	(37,232)	—
Allocation of Angi Inc.'s cash in the Distribution	—	(386,563)
Proceeds from the sale of an unutilized domain name	7,500	—
Net proceeds from the sales of investments and businesses	185,131	9,856
Proceeds from the sale of a portion of the retirement investment fund	—	11,948
Other, net	3,849	7,474
Net cash provided by (used in) investing activities attributable to continuing operations	434,152	(369,918)
Cash flows from financing activities attributable to continuing operations:
Principal payments on the Term Loans	(18,375)	(1,430,148)
Net proceeds from the Term Loans refinancing	—	991,451
Proceeds from the issuance of the 2032 Notes	—	400,000
Debt issuance and deferred financing costs	—	(12,937)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(42,201)	(67,053)
Purchases of treasury stock	(133,252)	(300,000)
Distributions from Angi Inc. pursuant to the tax sharing agreement	9,105	—
Other, net	(2,352)	(372)
Net cash used in financing activities attributable to continuing operations	(187,075)	(419,059)
Total net cash provided by (used in) continuing operations	352,659	(788,889)
Net cash (used in) provided by operating activities attributable to discontinued operations	(10,775)	24,611
Net cash used in investing activities attributable to discontinued operations	(48)	(13,743)
Net cash used in financing activities attributable to discontinued operations	—	(14,417)
Total net cash used in discontinued operations	(10,823)	(3,549)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,107)	651
Net increase (decrease) in cash and cash equivalents and restricted cash	339,729	(791,787)
Cash and cash equivalents and restricted cash at beginning of period	986,831	1,807,255
Cash and cash equivalents and restricted cash at end of period	$1,326,560	$1,015,468

FULL YEAR 2026 OUTLOOK

Please find below our full year 2026 outlook. People Incorporated builds businesses and creates shareholder value with a long-term perspective. As stewards of shareholder capital, we do not manage our businesses or optimize results on a quarterly basis and have long believed full year performance is the best indicator of progress along the path toward value creation. Our outlook reflects management’s current expectations and is subject to risks and uncertainties. Actual results may differ materially, and our expectations may not materialize as anticipated.
With that caution in mind, here’s our current full year 2026 outlook:

($ in millions)	FY 2026 Outlook

Adjusted EBITDA
People Inc.	$330-$345
Emerging & Other	13-15
Corporate	(80-77)
Total Adjusted EBITDA	$263-$283

Stock-based compensation expense(a)	(90-85)
Depreciation	(32-30)
Amortization of intangibles	(75-70)
Restructuring costs, including certain severance and employee separation benefits(b)	(35-30)
Transaction-related costs(c)	(10-7)
Litigation matters(d)	(15-12)
Total Operating income	$6-$49

(a) As a result of the Company consolidating its corporate functions with those of People Inc., the stock-based compensation expense range reflects an estimate of $46 million related to the acceleration and modification of employee awards.
(b) Primarily represents costs at Corporate related to a reduction in force as the Company consolidates its corporate function with those of People Inc., as well as costs at People Inc. related to the Q4 2026 staffing reductions.
(c) Primarily represents third-party costs at Corporate related to the sale of Care.com and other transaction-related costs, including the Company’s proposal to acquire all outstanding shares of MGM not already owned by the Company, which was subsequently withdrawn.
(d) Primarily represents third-party costs at People Inc. Digital and People Inc. Other (unallocated corporate costs) primarily related to accruals for certain legal matters, including the antitrust litigation against Google.

Full Year 2026 Observations
•People Inc. – Expect Q4 2026 Digital revenue growth of low-to-mid single digits and FY 2026 Digital revenue growth of mid-single digits. For the full year, Print Adjusted EBITDA is expected to approximately offset People Inc. Other (unallocated corporate costs).
•Emerging & Other – Revenue and Adjusted EBITDA growth driven by The Daily Beast and Vivian Health.
•Corporate – The Company’s consolidation of its corporate functions with People Inc. remains on track with estimated Corporate annual run-rate operating expense of approximately $45 million and annual stock-based compensation expense of approximately $30 million following the completion of the transition in Q1 2027. These figures are prior to any future reallocation of People Inc. leadership costs to the Corporate level, which we expect to occur. However, any such shift in cost allocations would have no impact on expected consolidated savings.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
PEOPLE INCORPORATED RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2026
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(a)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs(b)	Litigation Matters(c)	Adjusted EBITDA
People Inc.
Digital	$48.7	$2.7	$4.9	$15.8	$(0.1)	$—	$—	$—	$72.0
Print	3.7	0.2	1.0	3.5	—	—	—	—	8.3
Other (unallocated corporate costs)	(15.1)	2.5	1.4	—	—	0.2	—	1.2	(9.9)
Total People Inc.	37.2	5.4	7.3	19.2	(0.1)	0.2	—	1.2	70.4
Emerging & Other	3.6	0.2	—	—	—	—	—	—	3.8
Corporate	(43.9)	19.5	1.9	—	1.2	—	1.8	—	(19.4)
Total	$(3.0)	$25.1	$9.2	$19.2	$1.1	$0.2	$1.8	$1.2	$54.8

	For the three months ended September 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(d)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales(e)	Transaction-related Costs(f)	Litigation Matters(g)	Adjusted EBITDA
People Inc.
Digital	$38.4	$3.2	$4.4	$18.8	$8.3	$—	$—	$—	$73.2
Print	1.0	0.5	1.2	3.7	5.8	—	—	—	12.2
Other (unallocated corporate costs)	(10.9)	4.1	0.5	—	1.0	(5.2)	0.3	0.5	(9.7)
Total People Inc.	28.5	7.7	6.2	22.5	15.2	(5.2)	0.3	0.5	75.7
Emerging & Other	(20.8)	0.7	—	—	—	—	—	21.4	1.3
Corporate	(35.0)	7.4	2.0	—	0.3	—	1.1	2.2	(22.0)
Total	$(27.2)	$15.9	$8.2	$22.5	$15.4	$(5.2)	$1.4	$24.1	$55.1

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
PEOPLE INCORPORATED RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the nine months ended September 30, 2026
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(a)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales	Transaction-related Costs(b)	Litigation Matters(c)	Adjusted EBITDA
People Inc.
Digital	$125.3	$8.6	$12.2	$46.9	$—	$—	$—	$3.5	$196.5
Print	10.0	0.7	2.8	10.4	0.1	—	—	—	24.0
Other (unallocated corporate costs)	(53.8)	12.8	3.2	—	—	(0.1)	—	7.0	(30.8)
Total People Inc.	81.4	22.1	18.2	57.3	0.1	(0.1)	—	10.5	189.6
Emerging & Other	9.0	1.9	—	—	—	—	—	(0.3)	10.7
Corporate	(139.6)	52.6	5.8	—	12.8	—	8.0	0.1	(60.3)
Total	$(49.2)	$76.5	$24.0	$57.3	$12.9	$(0.1)	$8.0	$10.4	$140.0

	For the nine months ended September 30, 2025
	Operating Income (Loss)	Stock-based Compensation Expense(h)	Depreciation	Amortization of Intangibles	Restructuring Costs, Including Certain Severance and Employee Separation Benefits(d)(i)	(Gains) and Losses from Lease Impairments, Terminations and Amendments and Certain Asset Sales(e)	Transaction-related Costs(f)	Litigation Matters(g)	Adjusted EBITDA
People Inc.
Digital	$94.7	$8.1	$10.7	$56.3	$8.1	$—	$—	$—	$177.9
Print	20.7	1.3	4.0	11.1	5.9	—	—	—	43.1
Other (unallocated corporate costs)	(8.8)	11.0	5.9	—	1.1	(41.3)	0.3	0.5	(31.4)
Total People Inc.	106.5	20.4	20.6	67.4	15.2	(41.3)	0.3	0.5	189.5
Emerging & Other	(34.9)	4.0	—	—	—	0.1	—	33.8	3.1
Corporate	(85.2)	(11.6)	6.1	—	17.2	—	5.8	1.2	(66.5)
Total	$(13.6)	$12.8	$26.7	$67.4	$32.4	$(41.2)	$6.1	$35.5	$126.1

_____________________
(a)    The three and nine months ended September 30, 2026 at Corporate principally represents costs related to a reduction in force as the Company consolidates its corporate function with those of People Inc.

(b)    The three and nine months ended September 30, 2026 at Corporate include third-party costs related to the Company’s proposal to acquire all outstanding shares of MGM not already owned by the Company, which was withdrawn on September 23, 2026, and third-party costs related to the sale of Care.com on March 16, 2026.

(c)    The three and nine months ended September 30, 2026 at People Inc. Other (unallocated corporate costs) and nine months ended September 30, 2026 at People Inc. Digital represents third-party costs primarily related to accruals for certain litigation matters, including antitrust litigation against Google.

(d)    The three and nine months ended September 30, 2025 at People Inc. represents severance-related costs driven by headcount reductions to better align the business with strategic growth priorities.
(e)    The three and nine months ended September 30, 2025 at People Inc. Other (unallocated corporate costs) is principally related to gains resulting from amendments to a lease, which provided for the surrender of certain office space early and is included in “General and Administrative expenses” in the statement of operations. Prior to this amendment, the lease for this office space would have expired in 2032. The ROU asset of the amended lease had been previously impaired in prior years.

(f)     The three and nine months ended September 30, 2025 include third-party costs related to the sale of Care.com and the nine months ended September 30, 2025 also include $4.8 million in third-party costs related to the spin-off of Angi in the first quarter of 2025.
(g)    The three and nine months ended September 30, 2025 at Emerging & Other represents third-party costs related to a certain litigation matter that concluded in the third quarter of 2025 related to a legacy business.

(h)    The nine months ended September 30, 2025 at Corporate reflect the reversal of $49.8 million of previously recognized stock-based compensation expense related to the forfeiture of our former CEO’s restricted stock award pursuant to his employment transition agreement, partially offset by $14.9 million of stock-based compensation expense related to the transfer of 5.0 million Class B shares of Angi held by the Company to our former CEO prior to the Distribution pursuant to his employment transition agreement.
(i)    The nine months ended September 30, 2025 at Corporate primarily represents separation benefits to our former CEO under his employment transition agreement.
PEOPLE INC. DIGITAL OPERATING INCOME MARGIN TO DIGITAL ADJUSTED EBITDA MARGIN RECONCILIATION

Three Months Ended September 30,
($ in millions)	2026

Digital Revenue	$288.5
Digital Operating Income	48.7
Digital Operating Income Margin	17%

Stock-based compensation expense	2.7
Depreciation	4.9
Amortization of intangibles	15.8
Restructuring costs, including certain severance and employee separation benefits	(0.1)
Digital Adjusted EBITDA	$72.0
Digital Adjusted EBITDA margin	25%

PRINCIPLES OF FINANCIAL REPORTING

People Incorporated reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors and analysts should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. People Incorporated endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of People Incorporated’s core ongoing operating performance and certain items that affect comparability between periods, including, but not limited to, certain (i) restructuring costs, including certain severance and employee separation benefits; (ii) gains and losses from lease impairments, terminations and amendments and certain asset sales; (iii) transaction-related costs; and (iv) litigation-related gains and losses associated with specific matters.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and render comparisons with prior periods and competitors less meaningful. Management uses Adjusted EBITDA to evaluate People Incorporated’s performance and facilitate comparisons of the Company’s operating results between periods. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. Adjusted EBITDA has certain limitations because it excludes the impact of these items

Prior to the second quarter of 2026, Adjusted EBITDA was defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Beginning with the second quarter of 2026, People Incorporated revised its definition of Adjusted EBITDA to also exclude (4) other specific items, including subsequent true-up adjustments related to such items, that management believes are not representative of the Company’s core ongoing operating performance and certain items that affect comparability between periods. Adjusted EBITDA has been recast to reflect the revised definition for all periods presented.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists principally of expense associated with awards that were granted under various stock and annual incentive plans that are denominated in People Incorporated’s common shares. This expense is not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. People Incorporated currently settles all stock-based awards on a net basis whereby the Company remits from its current funds the required tax-withholding on behalf of employees for net-settled awards.

Please see page 11 for a summary of our dilutive securities, including stock-based awards as of October 30, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs, including certain severance and employee separation benefits relate to certain discrete strategic actions taken by People Incorporated to improve operating efficiencies and to better align its cost structure. Ordinary course severance and employee separation benefits are not considered restructuring costs.

Gains and losses from lease impairments, terminations and amendments and certain asset sales relate to certain activity to surrender leased space prior to its original lease expiration and the sale of certain assets. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance.

Transaction-related costs reflect third-party costs incurred in connection with acquisitions, dispositions and spinoffs that are not part of People Incorporated’s core operating activities.

Litigation matters reflect settlements, judgments, insurance recoveries and related third-party legal costs arising from certain litigation matters, including gains and losses that management determines, based on their nature and circumstances, are outside of the ordinary course of business and not representative of People Incorporated’s core ongoing operating performance.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance marketing revenue and Licensing and other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance marketing revenue – primarily includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes Subscription, Advertising, Newsstand, Project and other and Performance marketing revenue. Project and other revenue primarily includes revenue from custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.

Session-based Revenue – Represents revenue related to advertisements served or performance marketing referrals initiated during a session, which is defined as a unique visit to a site that is part of People Inc.’s network. Session-based revenue includes Advertising and Performance marketing revenue earned from People Inc.’s owned and operated or affiliated sites.

Non-session-based Revenue – Represents revenue not dependent upon a session and primarily includes Advertising and Performance marketing revenue earned outside a session on People Inc.’s owned and operated or affiliated sites, such as D/Cipher+, native campaigns, social platforms, email and affinity marketing, and all Licensing and other revenue.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Emerging & Other

Vivian Health Revenue - Consists of subscription and usage revenue, which is generated through recruiting agencies and other employers that seek access to qualified healthcare professionals.

The Daily Beast Revenue - Consists of advertising revenue, which is generated primarily through display advertisements (sold directly and through programmatic advertising networks), in addition to revenue generated through content licensing, in which licensing royalties are earned from the relationship with Apple News+, Yahoo, MSN as well as other content use and distribution relationships, including utilization in large-language models and other AI related activities. Further, to a lesser extent, subscription revenue and affiliate commerce commissions and event sponsorship revenue.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the People Incorporated conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday November 3, 2026, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the planned corporate function consolidation, sales of any non-core assets, the future financial performance of People Incorporated, business prospects and strategy, anticipated trends and prospects in the industries in which People Incorporated operates and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the impact of advances in artificial intelligence (“AI”) and other digital technologies, including AI-enabled search features, on how users access and consume information and the resulting effects on traffic, engagement and monetization, (ii) our reliance on search engines and third-party platforms, including changes in algorithms, policies, economics or features (including those implemented by Google), as well as the potential expiration or modification of key commercial agreements, (iii) our ability to effectively market our products and services in a cost-efficient manner across evolving digital channels, (iv) our dependence on advertising revenue and the sensitivity of such revenue to macroeconomic conditions, including factors affecting advertiser demand, consumer confidence and discretionary spending, as well as geopolitical and broader market uncertainty, (v) our ability to adapt to changes in digital marketing practices, including limitations on data access, tracking technologies and targeting capabilities, (vi) our ability to develop, distribute and monetize our products and services across mobile and other platforms and maintain effective relationships with third-party partners, (vii) the continued growth, engagement and monetization of our digital publishing brands, (viii) risks related to our Print business, including ongoing revenue declines, cost pressures (including paper and postage), and reliance on key vendors, (ix) our ability to access, collect, use and protect personal data and comply with evolving privacy and data protection laws and platform restrictions, (x) our ability to effectively engage with users and subscribers across communication channels, (xi) the concentration of voting control among our Chairman and Senior Executive and related parties, (xii) risks related to our liquidity and indebtedness, including our ability to service debt and comply with related covenants, as well as limitations on access to subsidiary cash flows, (xiii) risks related to strategic transactions and initiatives, including our ability to realize anticipated benefits from prior transactions and execute future initiatives, (xiv) competitive pressures in rapidly evolving industries, including from larger or better-positioned competitors and AI-enabled offerings, (xv) our ability to build, maintain and protect our brands, (xvi) cybersecurity risks, including increasingly sophisticated attacks (including those enabled by AI) and vulnerabilities at third-party providers, (xvii) data security breaches, fraud and related liabilities, (xviii) risks associated with the integrity, scalability and reliability of our systems, technology and infrastructure, (xix) the impact of general economic, geopolitical and public health conditions, (xx) our dependence on key personnel and leadership transitions, (xxi) volatility in our stock price and risks related to our capital allocation strategy and (xxii) risks related to the Company’s ongoing corporate consolidation. Certain of these and other risks and uncertainties are described in People Incorporated’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 20, 2026, and subsequent reports that People Incorporated files with the SEC. Other unknown or unpredictable factors that could also adversely affect People Incorporated's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About People Incorporated
People Incorporated (NASDAQ: PPLI) is the owner of People Inc., the largest digital and print publisher in America and home to more than 40 celebrated brands including PEOPLE, Food & Wine, Travel + Leisure, InStyle, Better Homes & Gardens, and Southern Living, attracting more than 175 million consumers each month. The Company also holds a significant minority stake in MGM Resorts International, reflecting our belief in the power and potential of businesses built around enduring consumer brands and iconic, real-world experiences. People Incorporated represents the latest evolution in a long tradition of entrepreneurial ownership, disciplined capital allocation, and opportunistic value creation. Over three decades, the Company has built, operated, invested in, and spun off many of the internet and media industry's defining businesses, and that same spirit of opportunism drives us today. People Incorporated is headquartered in New York City. Visit ir.people-incorporated.com.

Contact Us
People Incorporated Investor Relations
Mark Schneider
(212) 314-7400
People Incorporated Corporate Communications
Valerie Combs
(212) 314-7251
People Incorporated
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://ir.people-incorporated.com